UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

CYPRESSFIRST SENDS LETTER TO CYPRESS SEMICONDUCTOR STOCKHOLDERS

Delaware Court-Ordered Delay of Annual Meeting Gives Cypress Stockholders Chance to Review New

Evidence Regarding Bingham Conflicts of Interest

CypressFirst Urges Stockholders to Reject Unfit Directors Benhamou and Bingham TODAY by Voting the

GOLD Proxy Card FOR the Election of Dan McCranie and Camillo Martino

SAN JOSE, CA., June 5, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors at the 2017 Annual Meeting of Stockholder now scheduled to be held on June 20, 2017, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today mailed a letter to Cypress stockholders providing significant additional information regarding Cypress executive chairman Ray Bingham’s ongoing conflicts of interest, as well as Lead Independent Director Eric Benhamou’s failure to fulfill his duty to Cypress stockholders. The Cypress Board has now admitted that Bingham has repeatedly leaked highly confidential Cypress M&A information to his partners at Canyon Bridge, a Chinese government-funded private equity firm that seeks to acquire U.S. semiconductor companies in direct competition with Cypress’s M&A activity.

Addressing Cypress stockholders, the CypressFirst letter states, “The simple fact is that the Board and its Lead Independent Director [Benhamou] are either unwilling or incapable of managing Bingham’s conflicts. This leaves it up to you to prevent those conflicts from damaging Cypress—which you can do by voting Bingham and Benhamou off the Board.”

The full CypressFirst letter, urging Cypress Semiconductor stockholders to vote the GOLD proxy card FOR the election of Dan McCranie and Camillo Martino, can be found at www.CypressFirst.com or on the website of the Securities and Exchange Commission (www.sec.gov). The full text of the letter is reprinted below.

Media Contacts

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Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

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Lconnell@mackenziepartners.com

June 5, 2017

Dear Fellow Cypress Stockholders:

This will likely be our final letter to you. We are grateful for your attention to our communications. When we last wrote to you, we were just days away from the June 8 Annual Meeting. Then, on June 1, the Delaware Court of Chancery ordered Cypress to delay its Annual Meeting until at least June 19 for two reasons: first, because the Cypress Board’s latest set of disclosures was mailed so late that stockholders could not review them properly by June 8; and second, because even those disclosures failed to fully inform stockholders. To provide you with only one example, we now all know that Ray Bingham leaked highly confidential Cypress M&A information to his partners at Canyon Bridge, a Chinese government-funded private equity firm that seeks to acquire U.S. semiconductor companies in direct competition with Cypress’s M&A activity. To end this conflict of interest, please elect J. Daniel McCranie and Camillo Martino to the Cypress Board by voting on your GOLD proxy ballot.

The Court-Ordered Disclosures and Annual Meeting Delay Give You a Chance to Review New Evidence

The Cypress Board has consistently tried to keep the full truth about Ray Bingham’s conflicts of interest from stockholders, starting with its original Proxy Statement that was nothing more than a list of mundane activities that completely ignored Bingham’s conflicts of interest and his multiple violations of Cypress’s Code of Ethics.

In response, T.J. Rodgers filed a second Delaware lawsuit, which asked for a delay of the Annual Meeting until stockholders received full disclosure. The Cypress Board responded on May 18 with a First Proxy Supplement that was once again a vacuous list. Under continued legal pressure, the Cypress Board produced a Second Proxy Supplement on May 30, this time a full five pages of new and often damning facts that it had not previously disclosed. But the Cypress Board played unacceptable games with this Second Proxy Supplement, first by issuing it just minutes after a major proxy advisory firm made its recommendations without the benefit of those disclosures, and then by continuing to hold the mailing of the Second Proxy Supplement to prevent, you, the stockholders, from having time to review it prior to voting.

At the June 1 hearing, Rodgers’ attorneys brought these games to the attention of the Delaware Court. The Court ultimately ordered the Cypress Board to issue a Third Proxy Supplement and to delay its Annual Meeting to allow you to receive complete information. Even this final Cypress Proxy Supplement contains only the legal corrective disclosures the Court specifically required, with no reference to the inaccurate information corrected or what it all means. Fortunately, much of the story came out in open court, so we are able to provide you with significant additional information in this letter.

Bingham Has Repeatedly Leaked Sensitive M&A Information to His Canyon Bridge Partners

The Cypress Board has now admitted that Bingham has repeatedly discussed highly confidential semiconductor M&A opportunities—including the acquisition of Cypress itself—with his Canyon Bridge partners. The Board’s Second Supplement states that “in August 2016, during the early stages of [Bingham]’s discussions with Canyon Bridge, Mr. Chow informed Mr. Bingham regarding a ‘rumor flying around in China about possible M&A plays surrounding [Cypress].’ [Bingham] said, ‘Nothing happening here.’” This means that months before Bingham notified any member of the Cypress Board of his Canyon Bridge activities, he was providing confidential information on Cypress’s M&A status to Chinese financiers. This nonchalant “nothing happening” comment by Cypress’s executive chairman could have been very costly to Cypress stockholders. If Mr. Bingham really cared about maximizing stockholder value, would he have told a potential suitor there was “nothing happening here”?

And it gets worse. In the Second Supplement, the Cypress Board finally disclosed—after seven months—that, “on November 4, 2016, an investment bank, at the investment bank’s request, presented to the Cypress Board regarding the continuing consolidation in the semiconductor industry and listed a number of companies that Cypress may want to acquire. The presentation also speculated that Canyon Bridge might be one of 30 companies that could have an interest in Cypress.” What the Board did not tell you—until it came out in the Delaware Court hearing—is that in this presentation, Canyon Bridge was in fact identified “as one of the four most likely potential acquirers of Cypress out of 30 potential acquirers of Cypress.” We ask: what would be Bingham’s duty in the case that Canyon Bridge tried to acquire Cypress—to drive Cypress share price up to get the best deal for Cypress stockholders, or to drive Cypress share price down to get a better deal for himself and his Canyon Bridge partners?

The Board further disclosed in the Second Supplement that on November 15, 2016, Bingham “messaged Mr. Chow and the other prospective Canyon Bridge principals regarding potential acquisition opportunities in the semiconductor space.” Even rookie executives know that a Company’s list of potential acquisition targets is top secret. What if Mr. Bingham had disclosed the name “Broadcom IoT Division” to his Chinese partners, while Cypress was scrambling to acquire that talented group? An unsolicited high bid, as customarily comes from Chinese firms, could have derailed that critical Cypress acquisition. It is astounding that Cypress’s Lead Independent Director, Eric Benhamou, still claims there is no conflict of interest between Mr. Bingham’s two simultaneous employers. Mr. Benhamou should be looking out for your interests, not protecting Ray Bingham and his private equity firm.

Mr. Bingham also disclosed the identities of Cypress customers and acquisition targets to Canyon Bridge. The Board disclosed in the Second Supplement that “on November 22, 2016, Mr. Bingham informed Canyon Bridge that he would be visiting certain companies in China and Japan on behalf of Cypress. During his trip, Mr. Bingham talked with Cypress employees, met with Cypress customers, visited semiconductor companies of potential interest to Cypress and met with private equity investors. Before his trip, Mr. Bingham asked his colleagues at Canyon Bridge for their advice and opinions of the various companies and investors he would be meeting with.” [emphasis added]

Mr. Bingham has given highly confidential Cypress information to a Chinese government-backed private equity firm for his own financial benefit and in violation of his fiduciary duties to Cypress stockholders. He is not fit to serve as a director and should be replaced. That Cypress’s Board has gone to such lengths to keep this information from stockholders speaks to the severity of the problem. The inexplicable failure of Cypress’s Lead Independent Director, Eric Benhamou, to do anything about this breach of confidentiality also makes him unfit to serve as a director.

Cypress Applied its Code of Ethics to Mr. Bingham’s Executive Assistant but Not to Mr. Bingham

The Second Supplement to the Cypress Proxy disclosed that Mr. Bingham’s executive assistant at Cypress was also receiving a salary from Canyon Bridge and that Cypress asked Mr. Bingham to discontinue this practice. The full story came out in court on June 1 when the Cypress Board disclosed that: “Cypress management asked Bingham and Canyon Bridge to discontinue this practice because of a provision in Cypress’ Code of Business Conduct and Ethics governing simultaneous employment of a Cypress employee.” The Board has applied a double standard by not allowing Mr. Bingham’s executive assistant to be simultaneously employed by Canyon Bridge due to the Code of Ethics, while Mr. Bingham himself violates the Code and enjoys a second paycheck from Canyon Bridge. In addition, by applying a double standard in this conflicted situation, the Cypress Board now employs an executive assistant who spends much of her time doing work for Cypress-competitor Canyon Bridge!

The Oracle Board Removed Ray Bingham Because of His Canyon Bridge Affiliation

Ray Bingham was the Lead Independent Director and a member of the Board of Directors of Oracle for 14 years. But Bingham showed where his loyalties lie in March 2017, when Oracle forced him to choose between Oracle and Canyon Bridge. Oracle did not want to be connected with a private equity fund with direct ties to the People’s Republic of China. Bingham, Benhamou and the Cypress Board never informed stockholders about Bingham’s departure from Oracle. The Oracle Board protected its stockholders from public embarrassment, while the Cypress Board chose to try to protect a director whose loyalties to Cypress are as weak as were his loyalties to Oracle.

Bingham is a Lame Duck Who Should Leave Now

The Cypress Board claims that Mr. Bingham is essential to the success of “Cypress 3.0.” Yet, that same Board has never informed you that Bingham already has one foot out the door. We now know that Bingham intends to leave Cypress and join Canyon Bridge full-time once his term as executive chairman is over no later than the end of 2017, according to a Cypress statement. Why would the Board recommend the re-election of a conflicted, non-technical, lame duck over the CypressFirst board nominees J. Daniel McCranie and Camillo Martino? In addition to their impeccable ethics records and having held between them three semiconductor CEO positions and 12 directorships, both Dan and Camillo were applications engineers during their early careers, selling not just chips, but full system solutions to customers—practicing the theory underlying Cypress 3.0, which they can support much better than any current Cypress Board member.

Stockholders would be justified in thinking that, given Mr. Bingham’s persistent quest for self-enrichment, he may be waging this proxy contest so that he can remain executive chairman long enough to vest the full three years of the $4.5 million in Restricted Stock Units (RSUs) that he negotiated for his part-time position. After all, under Bingham’s direction, the Cypress Board changed the Company’s stock plan in 2015 so that RSUs and options would fully vest for all officers in the event of acquisition. If Cypress were to be sold to Canyon Bridge before he leaves, it would be a perfect arrangement for him. Not only would he get all $4.5 million in his Cypress RSUs, but also his Canyon Bridge $1.2 million signing bonus, an ongoing $2 million in salary, plus his “carried interest” of 20% of Canyon Bridge’s profits, including those from buying Cypress.

Eric Benhamou Has Failed Stockholders as Lead Independent Director

Mr. Benhamou approved the Second Proxy Supplement, which declared to stockholders that, “Mr. Bingham’s dual fiduciary role would not present an inherent conflict of interest,” in a statement made by the Board on November 4, 2016. Yet, a document released by the Delaware Court shows that in reality Benhamou was worried about Bingham’s conflicts. On November 7, 2016, just three days after the statement above was made, Benhamou wrote an email to another Cypress director regarding Bingham’s role at Canyon Bridge in which he said, “we will still need to manage this relationship very carefully because there is bound to be some overlaps. This is ripe for conflicts [of] interest.” We ask: what benefit do stockholders get from suffering through these conflicts of interest? Whose interests is Mr. Benhamou protecting, yours or Ray Bingham’s?

The Cypress Board has twice congratulated itself on creating “best-in-class” conflict of interest procedures, but Mr. Benhamou has admitted that the new procedures are ineffective because they do not address M&A conversations on the Canyon Bridge side of the fence. In other words, if Canyon Bridge identifies an acquisition target, including Cypress itself, the new conflict guidelines do not require Bingham to report those conversations to Cypress, or to recuse himself. The simple fact is that the Board and its Lead Independent Director are either unwilling or incapable of managing Bingham’s conflicts. This leaves it up to you to prevent those conflicts from damaging Cypress—which you can do by voting Bingham and Benhamou off the Board.

Leading Independent Proxy Advisors All Recognize the Need for Change on the Cypress Board

Glass Lewis called Cypress’s situation “dubious” [emphasis added]:

“What we do believe the current campaign centers on is Mr. Bingham’s dubious approach to informing the board of a clear conflict, as well as the board’s subsequently dubious effort to manage and disclose that conflict to ordinary investors. Based on available disclosure, as well as the board’s curiously ardent view that no actual conflict exists, despite a wealth of information to the contrary, we believe the election of two independent, qualified candidates prepared to directly assist the advancement of “Cypress 3.0”…represents a superior outcome.”

ISS faulted Benhamou [emphasis added]:

Eric Benhamou “appears to bear direct responsibility for the board’s suboptimal response to certain issues raised by [CypressFirst], as well as for the company’s prolonged underperformance...” and “...it appears that Benhamou, as the lead independent director and longest tenured member of the board, could have done a better job overseeing the board’s response to the issues raised by [CypressFirst].”

Egan-Jones labeled the Cypress Board “extremely problematic” [emphasis added]:

“We are compelled to recommend a vote FOR the CypressFirst nominees because of our belief the Company needs an urgent correction of what appears to be an extremely problematic Board. [Bingham]’s position as Executive Chairman, while simultaneously serving as one of the owners of Canyon Bridge, in our view, does not only manifest a clear conflict of interest, but also a deprivation of the shareholders in their right to have a Board and management with integrity and credibility.”

Cypress stockholders deserve better than Ray Bingham and Eric Benhamou. The only way you can end the governance crisis at Cypress is by voting TODAY on the GOLD proxy card FOR the election of highly qualified candidates Dan McCranie and Camillo Martino. If you agree with the independent proxy advisory firms that change is needed on the Cypress Board, you should NOT vote on the Board’s White proxy card because it will ensure the re-election of both these unfit directors. Only by voting the GOLD proxy card, can you ensure Board change.

Sincerely,

J. Daniel McCranie	Camillo Martino	T.J. Rodgers

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

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